UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On March 3, 2006, Dana Corporation (Dana) and forty of its domestic subsidiaries (the Debtors) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The Debtors’ Chapter 11 cases have been consolidated for procedural purposes under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL) and are being administered jointly.
     On December 19, 2006, the Bankruptcy Court entered an order approving the performance of Dana’s obligations under an Asset Purchase Agreement between Hendrickson USA, L.L.C. (Hendrickson) and Dana, dated as of September 11, 2006 (the APA), as amended on September 29, 2006 (the First Amendment) and October 17, 2006 (the Second Amendment), for the sale of Dana’s trailer axle business to Hendrickson. Copies of the APA, the First Amendment and the Second Amendment are attached to this report as Exhibits 99.1, 99.2 and 99.3, respectively. Collectively, these agreements are referred to herein as the Amended APA.
     Pursuant to the Amended APA, including the related agreements contained in the exhibits to the APA:
(i)	Dana will sell to Hendrickson substantially all of the domestic assets of Dana’s trailer axle business, including the production equipment, inventory and related assets located at Dana’s facility in Lugoff, South Carolina (the Lugoff Facility), for approximately US $21 million (subject to inventory adjustments at closing) and Hendrickson will assume certain related liabilities;
(ii)	Dana Canada Corporation (Dana Canada), a wholly owned non-Debtor subsidiary of Dana, will sell to a Canadian affiliate of Hendrickson certain trailer axle production equipment, inventory and related assets located at Dana Canada’s facility in Barrie, Ontario, Canada (the Barrie Facility) for approximately US $10 million (subject to inventory adjustments at closing);
(iii)	Dana Canada and Hendrickson will enter into a Production Supply Agreement pursuant to which Dana Canada will produce trailer axles for Hendrickson in the Barrie Facility using the Canadian trailer axle assets for a period of up to six months, in order to provide Hendrickson time to relocate the Canadian assets to other facilities;
(iv)	Dana (Wuxi) Technology Co. Ltd. (Wuxi), a wholly owned non-Debtor subsidiary of Dana, will, pending certain Chinese governmental approvals, sell to a Chinese affiliate of Hendrickson, or its designee, certain trailer axle production equipment, inventory and related assets located at its Chinese facility (the Wuxi Facility) and will transfer certain related customer purchase orders to the Hendrickson affiliate for approximately US $2 million (subject to inventory adjustments at closing) and the equipment will be moved from the Wuxi Facility;
(v)	Hendrickson will execute an agreement with Bendix Spicer Commercial Vehicle Foundation Brake L.L.C., a joint venture in which Dana has an interest, to supply Hendrickson’s requirements for certain brake parts for varying periods through December 31, 2013;
(vi)	Dana will execute a non-interference, non-disclosure and non-competition agreement precluding Dana from engaging in the trailer axle business and from owning or participating in or permitting its name to be used by a business which competes in the trailer axle business overseas for up to seven years;

(vii)	Dana and Hendrickson will execute a patent license agreement under which Hendrickson will have the exclusive, royalty free right to use certain patents which Dana and Dana Canada are not transferring under the APA in the production of trailer axles and suspension assemblies until the expiration of such patents; and
(viii)	Dana and Hendrickson will execute a transition services agreement under which Dana will provide certain information technology services to Hendrickson until Hendrickson can get these services in place at the Lugoff Facility.
     The closing of the transactions contemplated in the Amended APA is contingent upon a number of closing conditions set out therein, including, among others, the approval of Dana’s lenders under the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of March 3, 2006 (the DIP Credit Agreement) and Hendrickson’s execution of a satisfactory lease or sublease for the Lugoff Facility. Dana currently expects that these transactions will close in the first quarter of 2007.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description

99.1	Asset Purchase Agreement between Hendrickson USA, L.L.C., Purchaser, and Dana Corporation, Debtor Seller, as of September 11, 2006

99.2	First Amendment to Asset Purchase Agreement, dated as of September 29, 2006, by and between Dana Corporation and Hendrickson USA, L.L.C.

99.3	Second Amendment to Asset Purchase Agreement dated as of October 17, 2006, by and between Dana Corporation and Hendrickson USA, L.L.C.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)

Date: December 21, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Asset Purchase Agreement between Hendrickson USA, L.L.C., Purchaser, and Dana Corporation, Debtor Seller, as of September 11, 2006

99.2	First Amendment to Asset Purchase Agreement, dated as of September 29, 2006, by and between Dana Corporation and Hendrickson USA, L.L.C.

99.3	Second Amendment to Asset Purchase Agreement, dated as of October 17, 2006, by and between Dana Corporation and Hendrickson USA, L.L.C.

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